Exhibit 10.42

Share Purchase and Investment Agreement

This share purchase and investment agreement (“the Agreement”) is entered into on June, 14th, 2015 (“Execution Date”) by the following Parties in Shanghai, the People’s Republic of China (the “PRC”).

Transferor: Synthesis Energy Systems, Inc. (“SES BVI”)

Registered address: Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands

Transferee: Rui Feng Enterprises Limited (“Rui Feng”)

Registered address: Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands

The above companies hereinafter are referred to as “Parties” collectively and as “Party” individually.

Whereas, Synthesis Energy Systems Investments, Inc. (“SESI” or “Target Company”) is a private company incorporated by the Registrar of companies of Mauritius under the laws of Mauritius on Sept. 20, 2005 with company number C1/GBL 58616, with its registered address at c/op International Proximity, 3rd Floor, Ebene Esplanade, 24 Cybercity, Ebene, Mauritius.

Whereas, Synthesis Energy Systems (Zaozhuang) New Gas Company LTD. (“ZZ Plant”) is a cooperative joint venture in the form of limited liability company incorporated in accordance with the laws of the PRC, with its registered address at No. 2 Hengshan Road, Xuecheng District, Zaozhuang, Shandong. Target Company and Shandong Wejiao Group Xuecheng Energy Co., Ltd. (“Xuecheng Energy”) hold 98.05% and 1.95% shares of ZZ Plant respectively at the time of the Agreement.

Whereas, the Transferor intends to transfer 61% shares of the Target Company (“Target Shares”) to the Transferee subject to the terms and conditions of this Agreement, and the Transferee is willing to accept the target shares under the same terms and conditions.

Whereas, the Transferee is willing to further invest into the Target Company, subject to the terms and conditions of the Agreement, to construct an acetic acid/acetic anhydride/propionic acid project (“New Project”) at the ZZ Plant.

Whereas, ZZ Plant signed an “Operation and Management Agreement” (“Operation and Management Agreement”) with Shandong Saikong Automatic Equipment Company Ltd. (“Saikong”) on June, 14th, 2015, according to which when the Transferor receives the 1st installment of transfer price (definition is set below), the Transferee will be authorized by the board of directors of ZZ Plant to authorize Saikong execute the operation and management of ZZ Plant.

Therefore, the Parties agree as follows:

Article 1 Definitions

1.1 Target Shares: has the meaning set forth in the second paragraph of the preamble.

1.2 Transfer Price: has the meaning set forth in Article 2.2.

1.3 Investment: has the meaning set forth in Article 4.

Article 2 Transfer of the Target Shares

2.1 The Transferor agrees to transfer the Target Shares to the Transferee under the terms and conditions of the Agreement, and the Transferee agrees to accept the Target Shares under the same terms and conditions.

2.2 As the consideration for the acquisition of the Target Shares, the Transferee will pay a total amount of $10 million (“Transfer Price”) to the Transferor.

Article 3 Payment schedule of “Transfer Price”

3.1 The Transfer Price payment schedule and the corresponding shareholding percentage to be acquired by the Transferee agreed by the Parties are as follows:

Payment detail \Transfer Price	Timing	Amount	Shareholding percentage acquired by the Transferee with this payment	Accumulated shareholding percentage acquired by the Transferee
1st installment of Transfer Price”	Within 15 days after the execution of the Agreement	$1.6 million	9.76%	9.76%
2nd installment of Transfer Price”	Before Nov. 15, 2015, but no later than Dec 15, 2015	$4 million	24.4%	34.16%
3rd installment of Transfer Price”	Before Mar. 31, 2016, but no later than May 1, 2016	$3 million	18.3%	52.46%
4th installment of Transfer Price”	On or before Dec. 1, 2016	$1.4 million	8.54%	61%

3.2 After the Transferor receives each installment of payment above from the Transferee, the Parties shall cause the Target Company to complete all formalities required under the laws of Mauritius for the transfer of the Target Shares as well as causing such notifications or applications as are mandatory under the laws of Mauritius to reflect the change in shareholding of the Target Company as well as the corresponding change within the board of directors of the Target Company in proportion with the shareholding percentage of the Target Company owned by the Transferee with the following approach: the Transferee will appoint one director after payment of 1st installment of Transfer Price; the Transferee will appoint an additional director after payment of 2nd installment of Transfer Price; after payment of 3rd installment of Transfer Price there will be 3 directors appointed by the Transferee, and the Transferee is entitled to appoint the chairman of the board; after payment of the 4th installment of Transfer Price and the USD investment of no less than RMB 40 million equivalent set forth in Article 4, the number of directors appointed by the Transferee will reach 4, the final number of directors will be 7, and the Transferee will have decision right and controlling right of the operation and management of the ZZ Plant. The Parties will also amend the constitution (“Constitution”) of the Target Company accordingly and execute an amended Constitution based on the board resolution. The Target Company shall file a copy of the amended Constitution with the Registrar of Companies of Mauritius promptly after its signature.

Pursuant to Article 3.1, as the Transferee gains the Target Company’s shares with each installment of Transfer Price, the Transferee will own the shares of ZZ Plant indirectly through its ownership of shares in the Target Company. The Transferee is entitled to appoint one director after each installment of Transfer Price for the first three installments of the Transfer Price. When the Transferee gains control of the Target Company, the Transferee will have appointed three directors, one of which will be appointed as the chairman of the board after payment of the 4th installment of Transfer Price and the USD investment of no less than RMB 40 million equivalent set forth in Article 4; the Transferor shall appoint two directors (allowing one non-Chinese foreign director) and Xuecheng Energy shall appoint one. ZZ Plant’s board of directors will consist of six directors in total. In case pros and cons equal in voting, the chairman has the decision power. ZZ Plant will carry out procedures of alteration of board members and legal representative with the relevant government authority according to the PRC legal requirements.

The Transferor agrees that the Transferee can pay each installment of Transfer Price in advance provided that the Transferee shall give prior notice to the Transferor so that the Transferor can coordinate the share transfer procedures of the Target Company.

3.3 Pursuant to Article 3.1, after the Transferor receives the 1st installment of Transfer Price from the Transferee, the Parties agree to implement the operation and management of the ZZ Plant following the Operation and Management Agreement. A project team will be established in the ZZ Plant to be responsible for New Project preparation and project approval; the cost for project approval, license fee and other cost for New Project will be paid by Saikong as loan, and will be paid back only by products sales income of New Project. Saikong will assume all the fees, profits and losses of ZZ Plant and methanol plant. The shortage of fund will be paid by Saikong as loan and paid on a monthly basis, and will be paid back only by products sales income of New Project. The profits can only be used for equipment purchase and production and operation of ZZ Plant.

3.4 The Transferor agrees that the Transferee shall secure the required financing support either in total or in partial for the New Project construction and retrofit of existing equipment of ZZ Plant, utilizing the ZZ Plant assets as collateral once the 1st installment of Transfer Price of $1.6 million has been received by the Transferor. When financing has been secured, Rui Feng shall use its own funds to pay the Transferor the 2nd installment of Transfer Price stipulated in the Agreement within 10 days of receiving the first installment of financing funds. If the financing funds equal to or exceed two times of the total remaining unpaid Transfer Price due to the Transferor, Rui Feng shall pay the Transferor the full balance of Transfer Price within 10 days by using its own fund. If Rui Feng can’t pay the whole unpaid amount at one time, after Rui Feng pays the next installment of Transfer Price by using its own funds, the board of directors of ZZ Plant will authorize Rui Feng to use the loan equal to such installment for ZZ Plant New Project construction and retrofit of existing equipment.

3.5 Subject to applicable PRC laws and regulations applicable to the ZZ Plant, the distributable after-tax profits (“Profits”) will be distributed to the ZZ Plant shareholders according to their shareholding percentage respectively. For the first three years of New Project operation (starting from the date any New Project products being produced), in order for the Transferee to recover its capital investment in the New Project, the Parties agree that Rui Feng will receive equal to 90% of the Profits of ZZ Plant from the distribution made to the target company, and SES BVI will receive the balance. After the first three year period expires, the Profits of the Target Company will be distributed based upon respective shareholding percentage of the shareholders.

3.6 If the Transferee fails to pay Transfer Price to the Transferor according to the payment schedule stipulated in the Agreement, Article 3.5 above is not applicable. Based on the actual Transfer Price received by SES, the Profits of ZZ Plant will be distributed based on shareholding percentage of the shareholders.

3.7 The bank information for Transferee payment and Transferor receiving payment is as follows:

Transferee:

Payer name: Rui Feng Enterprises Limited

Bank and address: 19/F, China Merchants Bank Tower, No. 7088 Shennan Boulevard, Shenzhen, P.R. China, SWIFT: CMBCCNBS

USD Account No.: OSA7559 1993 9632 106

Transferor:

Receiver name: SYNTHESIS ENERGY SYSTEMS INC BVI

Bank and address:  JPMorgan Chase Bank, N.A. (TX)

707 Travis Street, 7th Floor, Houston, Texas 77002, US

Account No.: 754280618

Article 4 Investment

4.1 The Transferee agrees to invest in the Target Company based on the terms under the Agreement. By investing in the Target Company the Transferee will invest in ZZ Plant’s New Project, the total investment amount of which is estimated to be RMB 100 million.

4.2 The Transferee agrees that within two year after execution of the Agreement, it will invest in the Target Company with no less than RMB 40 million USD in equivalence as capital to construct ZZ Plant New Project as well as improve relevant facilities of gasification equipment of ZZ Plant and gain another 14% shares of the Target Company. The Parties will carry out the shareholding alteration procedures within one month after the Transferor receives the entire investment amount from the Transferee.

4.3 After the Transferee has paid the entire Transfer Price and invested no less than RMB 40 million equivalent USD and the New Project has completed construction and started commissioning, the Transferee can have up to 75% of shares in the Target Company and finally own 73.53% of shares in ZZ Plant.

4.4 For the avoidance of doubt, after Article 4.3 is fulfilled, if the Parties plan to increase the investment and output capacity, the investment plan and shareholding adjustment will be discussed by the Parties separately.

Article 5 Closing conditions

5.1 The Parties agree that each share transfer of the Target Shares under the Agreement shall be subject to the satisfaction of the following closing conditions. The Parties agree to use reasonable best effort to cause the satisfaction of the following closing conditions. For the avoidance of doubt, the following closing conditions apply to the Transferee’s each installment of Transfer Price.

5.1.1 The representations and warranties made by the Parties pin Article 6 are in all respects true, accurate and complete on the Execution Date and each Closing Date (see definition below).

5.1.2 The Agreement and the transaction under the Agreement have been approved by the Parties’ internal decision making body.

5.1.3. There is no injunction or order issued by any government authority that prohibits, restricts or changes the terms and conditions of the Agreement or imposes additional conditions on the proposed transaction under the Agreement, unless each party has been notified in advance and has, its sole discretion, consented in writing to such changes or additional conditions.

5.2 The Parties shall notify the other Party about the satisfaction of the closing conditions on the next working day of the satisfaction of the closing conditions for which it is responsible and obtaining of related legal documents, and send a copy of such documents to the other Party.

5.3 On the date the Target Company finishes shareholding alteration registration for each share transfer (“Closing Date”), the Transferor’s related shareholder rights and obligations in the Target Company will be enjoyed or borne by the Transferee.

Article 6 Representations and Warranties

6.1 On the execution date of this Agreement, the Transferor represents and warrants to the Transferee as follows:

6.1.1 The Transferor has the authority to carry out the transaction under the Agreement, and has taken all necessary corporate and legal actions to authorize the execution and performance of the Agreement;

6.1.2 The Transferor legally owns the Target Shares and the rights to enter into transaction for the Target Share on the Execution Date of the Agreement; the Transferee will legally own the corresponding percentage of shares in the Target Company after paying Transfer Price and completing shareholding alteration procedures according to the Agreement.

6.1.3 The Target Shares are free from and clear of any pledge or charge. The Target Company has not provided any security to any third party;

6.1.4 To the Transferor’s knowledge, there is no pending litigation or arbitration related to the Target Company as of the Execution Date of the Agreement;

6.1.5 Currently the Target Company’s debts are internal accounts between the Transferor and the Target Company; the Transferor shall hold the Transferee harmless against any form of recourse and interference (litigation, arbitration or other form) from persons who are the creditors of the Target Company before the Execution Date of the Agreement.

6.1.6 The Target Company currently has invested in two companies in the PRC, which are ZZ Plant and SES-GCL (Inner Mongolia) Coal Chemical Co., Ltd. (“SES-GCL”). SES-GCL’s creditor’s rights, debts and any other legal obligations will be fully assumed by the Transferor, not relevant to the Transferee. The Transferor shall hold the Transferee and the Target Company harmless against any form of recourse and interference (litigation, arbitration or other form) related to SES-GCL.

6.1.7 The representations and warranties made by the Transferor to the Transferee are limited to the content explicitly stipulated above.

6.2 On the Execution Date of the Agreement, the Transferee represents and warrants to the Transferor as follows:

6.2.1 The Transferee has the authority to carry out the transaction under the Agreement, and has taken all necessary corporate and legal actions to authorize the execution and performance of the Agreement;

6.2.2 The Transferee undertakes that it has the fund required to purchase the shares and the source of the fund complies with the applicable laws and regulations;

6.2.3 The Transferee warrants that any patent, technical know-how, information and trade secret related to New Project which will be used by ZZ Plant, including but not limited to invention patent “catalyst of low water carbonylation synthetic acetic acid and its preparation method and application” (patent number: ZL 2011 1 0182509.9), have obtained full authorization from the relevant intellectual property right holders, who have authorized ZZ Plant to use the intellectual property during the whole process of the New Project exclusively.

6.3 The above representations and warranties made by the Transferor and the Transferee to each other shall be applied repeatedly at each installment of Transfer Price paid by the Transferee.

Article 7 Expenses

7.1 The Transferee shall assume and pay all bank expenses incurred due to the Transfer Price under the Agreement.

7.2 The Target Company shall assume the registration expenses incurred in relation to the Target Shares transfer.

7.3 The tax incurred due to Target Shares transfer shall be assumed according to relevant laws. If not explicitly provided in the laws, the tax shall be borne by the Transferor.

Article 8 Intellectual Property

8.1 After the Transferee becomes the controlling shareholder of the Target Company and ZZ Plant, the ZZ Plant must remain in compliance with the various intellectual property rights currently deployed on site and any future technology deployments, expansions, or changes from technology provider and any license or other agreement related to such rights which is effective until the date of the Agreement. U-GAS gasification technology IP rights belongs to the Transferor, the ZZ Plant only has usage right during its operation. Any new technology IP rights related to gasifiers during operation belong to the ZZ Plant, but the Transferor has the right to use it for free.

8.2 For the purpose of marketing of U-GAS gasification technology, the Transferor has the right to take coal test, customer examination and visiting in ZZ Plant without affecting its normal operation. But the Transferor shall not disclose information about acetic acid and propionic acid production process, and ZZ Plant doesn’t allow any visits and introduction about acetic acid and propionic acid production process.

8.3 Based on Article 6.2.3, the Transferor and the Transferee acknowledge and agree to keep confidential certain patents, technical know-how, information and trade secret relating to acetic acid technology which Mr. Jiang Xiaochuan owns and controls.

Article 9 Non-competition

The Transferee agrees that their affiliated and related companies shall not compete in any ways with SES BVI with respect to fluidized bed gasification technology.

Article 10 Termination

10.1 If any of the below issues occurs, and within 10 days of notice from one Party the issue is not resolved, then the Party issuing notice (“Notifying Party”) can issue a written notice to the other Party to terminate the Agreement (“Termination Notice”). When the notice reaches the other Party the Agreement is terminated:

10.1.1 The other Party materially breaches any obligation under the Agreement especially that the Transferee fails to pay the Transfer Price and invest in the Target Company.

10.1.2 The other Party is incapable to perform the Agreement due to bankruptcy, dissolution or dissolution by the law, which makes it impossible to fulfill the Agreement objectives.

10.2 If the Agreement is terminated pursuant to Article 10.1 or by applicable laws, the Agreement is no longer enforceable or effective. However, each Party shall not be exempted from any liabilities caused by its breach of the Agreement or misrepresentation under the Agreement, and such termination shall not be regarded as a waiver of any remedy (including specific performance, if available) available for such breach of the Agreement or misrepresentation under the Agreement.

Article 11 Liability for Breach of Contract and Compensation

Both Parties agree that if any party breaches any representations or warranties made in the Agreement which causes any loss to the other Party, the breaching party shall compensate the non-breaching party for all direct loss.

Article 12 Applicable Laws

The formation, effectiveness or interpretation of the Agreement shall be governed by PRC laws.

Article 13 Dispute Resolution

All disputes related to the Agreement shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules effective at the time. The arbitration award is final and binding upon both Parties.

Article 14 Notices

Notices under the Agreement issued by any Party shall be made in writing, and shall be deemed to have been effectively given to the following addresses upon receiving or being handed over for delivery if delivered by prepaid regular mail, express delivery or registered mail:

14.1 to the Transferor, by the following address:

Attention: Hu Yifang

Address: Room 910, No. 2 building, No. 711, Yishan Road, Shanghai, PRC

Post code: 200233

Phone No.: (86-21) 5496 2299

14.2 to the Transferee, by the following address:

Attention: Liu Wei

Address: Room 506, Building A, Lushang Plaza, No. 19288 Jingshi Road, Lixia District, Jinan, PRC.

Phone No.: (86-531) 82562006

Article 15 Miscellaneous

15.1 The Agreement may be amended only by a written instrument signed by duly authorized representatives of both Parties.

15.2 Unless otherwise provided laws or relevant regulatory authority, during the term of the Agreement and for ten years thereafter both Parties shall keep confidential the commercial information of the other Party related to the Agreement.

15.3 During the term of the Agreement, any extension given by one Party to the other Party due to the other Party’s breach or delay in performance of the Agreement, shall not affect, harm or limit the non-breaching party’s rights under the Agreement and as a creditor according to any relevant laws and regulations. Such extension shall not be regarded as waiver of rights of the non-breaching party to claim against the breach of contract by the breaching party or any other similar breach in the future.

15.4 The Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter of the Agreement and supersedes all prior agreements, understanding and arrangements between them.

15.5 During the performance of the Agreement, the Parties shall cooperate in good faith to ensure the smooth performance of the Agreement. All matters not stipulated in the Agreement shall be settled by Parties fairly and reasonably through bona fide negotiation.

15.6 During the term of the Agreement, the board of directors, as the highest authority of ZZ Plant, shall exercise the decision-making power regarding the asset operation of ZZ Plant. After commissioning of the New Project, members of the board of directors shall use reasonable efforts to ensure convening board meeting at least once per quarter.

15.7 If the Agreement is terminated, the Operation and Management Agreement will be terminated automatically.

15.8 The Agreement is made in Chinese and English. Both Chinese version and English version have the same legal effect. The Agreement is executed in 6 copies, with each party holding one copy, one copy for filing of the Target Company, and the rest being submitted to relevant administrative departments. The Chinese version shall prevail in the event of any discrepancy between the Chinese version and English version.

(Signature Page of the Share Purchase and Investment Agreement)

Transferor:	Transferee:

Synthesis Energy Systems, Inc.	Rui Feng Enterprises Limited

Legal Representative or	Legal Representative or

Authorized Representative:	Authorized Representative:

/s/ Robert Rigdon	/s/ Wei Liu

Date: June 14th, 2015	Date: June 14th, 2015